Contact:
Yuval Cohen
Chief Executive Officer
Fortissimo Acquisition Corp.
011-972-3-915-7400

FOR IMMEDIATE RELEASE

FORTISSIMO ACQUISITION CORP.’S
OVER-ALLOTMENT OPTION EXERCISED

Rosh Ha’ayin, Israel, October 25, 2006 - Fortissimo Acquisition Corp. (OTC Bulletin Board: FSMOU) announced today the completion of the over-allotment option for its initial public offering to the extent of 535,000 units. Each unit sold by the Company consisted of one share of common stock and two warrants. The 4,535,000 units sold in the offering, including the 535,000 units subject to the over-allotment option, were sold at an offering price of $6.00 per unit, generating total gross proceeds of $27,210,000 to the Company. Of this amount, $26,257,650 (or $5.79 per share) was placed in trust. EarlyBirdCapital, Inc. acted as underwriter for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, Suite 1203, New York, New York 10016.

About Fortissimo Acquisition Corp.

Fortissimo Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business that has operations or facilities located in Israel, or that is a company operating outside of Israel which management believes would benefit from establishing operations or facilities in Israel.

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